EXECUTION FORM

SENIOR SECURED NOTE AGREEMENT

Dated as of September 28, 2011

among

RESOURCE HOLDINGS, INC.,
as Issuer,

and

WEST VENTURES, LLC
as Purchaser

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TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

-ii-

INDEX OF APPENDICES

Annex I	-	Closing Checklist

Exhibit A	-	Form of Note
Exhibit B	-	Form of Account Control Agreement
Exhibit C	-	Form of Monthly Report

Schedule 2.2	-	Use of Proceeds
Schedule 4.1	-	Type of Entity; State of Organization
Schedule 4.2	-	Executive Offices, Collateral Locations, FEIN
Schedule 4.7	-	Subsidiaries; Outstanding Stock
Schedule 4.15	-	Current Insurance
Schedule 6.4	-	Insurance

-iii-

SENIOR SECURED NOTE AGREEMENT

This SENIOR SECURED NOTE AGREEMENT (this “Agreement”) is executed as of September 28, 2011 by and among RESOURCE HOLDINGS, INC., a Nevada corporation (“Issuer”), and WEST VENTURES, LLC (together with its successors and permitted assigns, “Purchaser”).

RECITALS

A.           Concurrently with the date hereof, Purchaser and Issuer have entered into that certain Common Share Purchase and Revenue Share Agreement (the “Purchase Agreement”) and Investor Rights Agreement, pursuant to which Issuer has agreed to issue to Purchaser the Common Shares (as defined therein) of Issuer (as the same may be amended, supplemented, restated or otherwise modified from time to time, collectively, the “Equity Agreements”), on the terms and conditions set forth therein;

B.           On the terms and subject to the conditions set forth herein, the Purchaser is willing to purchase from the Issuer and the Issuer is willing to sell to the Purchaser a 15.00% senior secured promissory note in the aggregate original principal amount of Eleven Million, Four Hundred Thousand Dollars ($11,400,000), as further described below;

C.           RHI Mineração LTDA, a Brazilian limited liability company (“RHI Brazil”), is a 99.9%-owned Subsidiary of Issuer;

D.           Issuer shall use a portion of the proceeds from Purchaser’s purchase of the Note issued hereunder to extend loans or other extensions of credit to Reginaldo Luiz De Almeida Ferreira – ME, a Brazilian sole proprietorship company (“Reginaldo”), which shall be evidenced and documented by that certain: (i) Loan Agreement between Issuer and Reginaldo dated as of [__________], 2011 (as amended, the “Brazil Loan Agreement”); (ii) First Lien and Second Lien Pledge Agreement of Movable Assets Derived From Mining Activities pursuant to which Reginaldo has pledged a second priority pledge of certain mining assets, rights and other collateral to Issuer and a first priority pledge of such assets to Purchaser (the “Movable Asset Pledge Agreement”), (iii) First Lien and Second Lien Equipment Pledge Agreement pursuant to which Reginaldo has pledged a second priority pledge of certain equipment and machines for the development of its activities relating to the ore extraction to Issuer and a first priority pledge of such assets to Purchaser (the “Equipment Pledge Agreement”), (iv) Quota Pledge Agreement executed by and among the Purchaser, the Issuer and RHI Brazil (the “Quota Pledge Agreement”, and together with the Equipment Pledge Agreement and the Movable Asset Pledge Agreement, the “Brazil Security Agreements”), (v) Account Control Agreement(s) to be entered into by and between Reginaldo, Purchaser and Itaú Unibanco S.A. (the “Brazil Account Control Agreement”) and (vi) Option Agreement to be entered into by and among Purchaser, Issuer and Reginaldo, pursuant to which Reginaldo grants in favor of the Issuer an option, subject to the prior written consent of the Purchaser, to purchase over fifty percent (50%) of the net income of all ore activities performed in Ore Properties, in case of an event of default under this Agreement and/or the Brazil Loan Agreement, as the case may be (the “Brazil Option Agreement”, and together with the Brazil Loan Agreement, the Brazil Security Agreements and the Brazil Account Control Agreement, the “Brazil Loan Documents”); and

D.           Issuer has agreed to secure all of its obligations under the Senior Note Documents by granting to Purchaser a perfected first priority Lien upon all of the Collateral, subject to the terms of the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1        Defined Terms

Capitalized terms used in the Senior Note Documents shall have (unless otherwise provided elsewhere in the Senior Note Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Account Control Agreement” means that certain Account Control Agreement dated [__________] among HSBC Bank USA, N.A., Issuer and Purchaser governing the RHI Control Account and the RHI Deposit Accounts, and any other account control agreement substantially in the form of Exhibit B hereto or such other account control agreement in form and substance satisfactory to Purchaser entered into by Issuer in connection with any other deposit account pursuant to this Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Senior Secured Note Agreement by and between Issuer and Purchaser, including any annexes, schedules, exhibits or attachments hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Rate” shall mean fifteen percent (15%) per annum.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Brazil Account Control Agreement” has the meaning set forth in the Recitals above.

“Brazil Loan Agreement” has the meaning set forth in the Recitals above.

“Brazil Loan Documents” has the meaning set forth in the Recitals above, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Brazil Option Agreement” has the meaning set forth in the Recitals above.

“Brazil Security Agreements” has the meaning set forth in the Recitals above.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in New York City, USA, or, with respect to the Brazil Loan Documents, in Sao Paulo, Brazil.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser with any request, guideline or directive (whether or not having the force of law, but for which compliance is mandatory) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means any event, transaction or occurrence as a result of which Issuer shall fail, directly or indirectly, (i) to own, or to have the power to vote or direct the voting of, Voting Stock of RHI Brazil representing a majority of the voting power of the total outstanding Voting Stock of RHI Brazil or (ii) to own Stock representing a majority of the total economic interests of the Stock of RHI Brazil.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of the Issuer, (d) the Issuer’s ownership or use of any properties or other assets, or (e) any other aspect of the Issuer’s business.

“Closing Date” means the date first written above in this Agreement.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the other Senior Note Documents, the Brazil Loan Documents, the Related Transactions and the transactions contemplated thereunder, in the form attached hereto as Annex I.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Senior Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Purchaser’s or any Purchaser’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Purchaser, to secure the Obligations.

“Collateral Documents” means the Security Agreement, any Account Control Agreement, the Brazil Security Agreements, the Brazil Account Control Agreement, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations and Reginaldo’s obligations under the Brazil Loan Agreement.

“Covenant Entity” has the meaning ascribed to it in the preamble of Article VI below.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 2.1.

“Dollars” or “$”  means lawful currency of the United States of America.

“Equipment” means all “equipment,” as such term is defined in the Code, hereafter acquired by Reginaldo with proceeds from the Brazil Loan Documents, including processing equipment, spare parts, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, forklifts, molds, dies, stamps and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

 “Equity Agreements” has the meaning ascribed to it in the Recitals above.

“Event of Default” has the meaning ascribed to it in Section 9.1.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Maturity Date” means the date which is thirty-six (36) months from the Closing Date.

“Financial Statements” means the financial statements delivered in accordance with Section 3.1(i) and Section 5.1.

“Fiscal Quarter” means any of the quarterly accounting periods of Issuer, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Issuer ending on December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing having the force of law by, any Governmental Authority, which is applicable to the Mine and the transactions contemplated hereunder, whether now or hereafter in effect.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than three (3) months); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all capital lease obligations and purchase money obligations (other than to the extent not constituting Indebtedness pursuant to clause (e) above) of such Person; (h) all hedging obligations to the extent required to be reflected on a balance sheet of such Person; (i) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Guaranteed Indebtedness of such Person in respect of Indebtedness referred to in clauses (a) through (i) above.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” has the meaning ascribed to it in Section 2.4.

“Indemnified Person” has the meaning ascribed to in Section 2.4.

“Intellectual Property” means any and all licenses, patents, copyrights, trademarks, and the goodwill associated with such trademarks, as such terms are defined in the Code.

“Interest Payment Date” means , except for the initial prepaid interest payment to be made by Issuer at Closing, the tenth (10th) Business Day of each month (beginning after the first six (6) month period following the Closing Date) occurring while the Obligations are outstanding; provided that, in addition to the foregoing, the date upon which the outstanding principal balance of the Note has been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued and remains unpaid under this Agreement.

“Interest Period” means each period beginning on and including an Interest Payment Date and ending thirty (30) days thereafter.

“Investments” means, in each case, to the extent in each case constituting an “investment” under GAAP, any loan of money or credit (by way of guarantee or otherwise) or advances to any Person, or the purchase or acquisition of any Stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or capital contribution to, any other Person, or the purchase or ownership of a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or the purchase or acquisition (in one transaction or a series of transactions) of any assets.  Except as otherwise expressly provided in this Agreement, the amount of an Investment will be its fair market value as determined at the time the Investment is made and without giving effect to subsequent changes in value.  Notwithstanding anything to the contrary herein, in the case of any Investment made by the Issuer in a Person substantially concurrently with a cash distribution by such Person to the Issuer (a “Concurrent Cash Distribution”), then the amount of such Investment shall be deemed to be the fair market value of the Investment, less the amount of the Concurrent Cash Distribution.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by Issuer, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Issuer, including the rights of Issuer to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Issuer; (iv) all commodity contracts of Issuer; and (v) all commodity accounts held by Issuer.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Issuer” has the meaning ascribed to it in the preamble to this Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of Brazil or any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 4.13.

“Margin Stock” has the meaning ascribed to it in Section 4.10.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or reasonably could be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, properties, financial condition or results of operation of Reginaldo and the Issuer taken as a whole or individually, (b) Purchaser’s Liens on the Collateral, or the priority of such Liens or Issuer’s Liens on certain of Reginaldo’s assets under the Brazil Loan Documents, or (c) Purchaser’s material rights and remedies under this Agreement and the other Senior Note Documents or any of the Related Transaction Documents, or the Issuer’s material rights and remedies under the Brazil Loan Documents.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 2.1(c)(iii).

“Mine” shall mean the “Ore Properties” and related assets, as such term is used in the Brazil Loan Agreement.

“Net Cash Proceeds” shall mean with respect to any transaction described in Section 2.1(d)(ii) of this Agreement, the cash proceeds actually received by the Issuer (including, without limitation, cash proceeds subsequently received (as and when received by the Issuer) in respect of non-cash consideration initially received) net of (i) selling, issuance and/or transaction fees, costs, liabilities and expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional, advisory, consulting, investment banking and transactional fees, transfer and similar taxes and the Issuer’s good faith estimate of income taxes actually paid or payable in connection with such transaction); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities due and payable under any indemnification obligations associated with such transaction or (y) any other liabilities due and payable retained by the Issuer associated with the properties sold in such transaction (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall then constitute Net Cash Proceeds); and (iii) taxes paid or reasonably estimated to be actually payable in connection therewith which would customarily be paid by a seller of such property.

“Note” has the meaning ascribed to such term in Section 2.1.

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Issuer to Purchaser, and all covenants regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, the Note, any of the other Senior Note Documents, and any Revenue Share (as defined in the Purchase Agreement) amounts not paid when due in accordance with Section 3.1 of the Purchase Agreement.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Issuer in bankruptcy, whether or not allowed in such case or proceeding), fees, expenses, attorneys’ fees and any other sum chargeable to the Issuer in accordance with the term and conditions of this Agreement, the Note or any of the other Senior Note Documents.

“Organizational Document” means, relative to any party, as applicable, its certificate of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such party’s partnership interests, limited liability company interests or authorized shares.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Principal Payment” has the meaning set forth in Section 2.1(b).

“Principal Payment Date” has the meaning set forth in Section 2.1(b).

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Issuer from time to time with respect to any of the Collateral or collateral pledged under the Brazil Security Agreements, (b) any and all payments (in any form whatsoever) made or due and payable to the Issuer from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral or collateral pledged under the Brazil Security Agreements by any Governmental Authority, (c) any claim of the Issuer against third parties (i) for past, present or future infringement of any patent or patent license, or (ii) for past, present or future infringement or dilution of any copyright, copyright license, trademark or trademark license, or for injury to the goodwill associated with any trademark or trademark license in respect of any Collateral or collateral pledged under the Brazil Security Agreements, or required in connection with the operation of the Mine, (d) any recoveries by the Issuer against third parties with respect to any litigation or dispute concerning any of the Collateral or collateral pledged under the Brazil Security Agreements, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral or collateral pledged under the Brazil Security Agreements, (e) all amounts collected on, or distributed on account of, other Collateral or Brazil Security Agreements, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment, accounts (as “accounts” are defined in the Code) or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral or collateral pledged under the Brazil Security Agreements and all rights arising out of Collateral or collateral pledged under the Brazil Security Agreements.

“Purchase Agreement” shall have the meaning ascribed to it in the Recitals above.

“Purchaser” has the meaning ascribed to it in the preamble to this Agreement, and includes any of Purchaser’s successors and assigns.

“Quota Pledge Agreement” has the meaning ascribed to it in the Recitals above.

“Real Estate” has the meaning ascribed to such term in Section 4.6.

“Reginaldo” has the meaning ascribed to such term in the Recitals.

 “Related Transactions” means the issuance of the Note by the Issuer and the delivery of the Note to Purchaser on the Closing Date, the transactions contemplated by the Equity Agreements, the transactions contemplated by the Brazil Loan Documents and Collateral Documents, the payment of all fees, costs, expenses (including prepaid expenses) and advance payments associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Senior Note Documents, the Equity Agreements, the Brazil Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

“Restricted Payment” means, with respect to the Issuer, except as required or permitted by the Equity Agreements (a) the payment of any dividend or distribution of cash or other property or assets in respect of Stock to holders thereof in their capacity as such; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of the Issuer’s Stock or any other payment or distribution made in respect thereof to holders thereof, in their capacity as such, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of the Issuer now or hereafter outstanding to holders thereof, in their capacity as such.

“RHI Control Account” shall mean the deposit account with account number 006-12909-9 at HSBC Bank USA, N.A., 250 Park Avenue, NY, NY 10177, governed by an Account Control Agreement.

“RHI Deposit Accounts” shall mean the deposit accounts with account numbers 006-12881-5 and 006-60100-6 at HSBC Bank USA, N.A. 250 Park Avenue, NY, NY 10177, governed by an Account Control Agreement.

“Schedules” means the Schedules prepared by Issuer and denominated as Schedules 2.2 through 6.4 in the Index to this Agreement.

“Security Agreement” means that Security Agreement by and between Issuer and Purchaser, dated as of the Closing Date.

“Senior Note Documents” means this Agreement, the Note, the Collateral Documents executed and delivered to, or in favor of, Purchaser, now or hereafter executed by or on behalf of the Issuer or Reginaldo.  Any reference in this Agreement or any other Senior Note Document to a Senior Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Senior Note Document as the same may be in effect at any and all times such reference becomes operative. The term “Senior Loan Documents” shall not include any of the Equity Documents.

“Solvent” means, with respect to the Issuer and its Subsidiaries individually and taken as a whole, on a particular date, that on such date (a) the fair value of the property of such Person or Persons individually or taken as a whole, as applicable, is greater than the total amount of liabilities, including contingent liabilities, of such Person or Persons individually or taken as a whole, as applicable; (b) the present fair salable value of the assets of such Person individually or Persons taken as a whole, as applicable, is not less than the amount that will be required to pay the probable liability of such Person individually or such Persons taken as a whole, as applicable, on its debts as they become absolute and matured; (c) such Person do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s (individually) or such Persons’ (taken as a whole) ability to pay as such debts and liabilities mature; and (d) such Person individually or such Persons taken as a whole, as applicable, are not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person individually or such Persons taken as a whole, as applicable, property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Issuer.

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Purchaser by the jurisdictions (including any political subdivision or tax authority thereof) under the laws of which Purchaser is organized or has any present or former business or connection therewith; provided, that Taxes shall not include any U.S. federal withholding tax that is attributable to Purchaser’s failure to comply with Section 2.6.

“Termination Date” means the date on which (a) the Note has been repaid in full, (b) all other Obligations under this Agreement and the other Senior Note Documents have been completely discharged.

Section 1.2       Rules of Interpretation

(a)           Definitions of terms shall apply equally to the singular and plural forms of the terms defined and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.

(b)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the word “or” is not exclusive.

(c)           The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(d)           A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(e)           A reference to a Person shall be construed to include its successors and assigns (only to the extent permitted by the Senior Note Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

(f)           Whenever any provision in any Senior Note Document refers to the knowledge (or an analogous phrase) of the Issuer, such words are intended to signify that the Issuer has actual knowledge or awareness of a particular fact or circumstance or that such Person, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

(g)           Except as otherwise expressly specified, all accounting terms have the meanings assigned to them by GAAP, as in effect from time to time; provided that if the Issuer notifies the Purchaser that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(h)           All other undefined terms contained in any of the Senior Note Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code, to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.

(i)           A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(j)           Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, novated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, novations or modifications set forth in the Senior Note Documents ).

(k)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(l)           References to “days” means calendar days, unless the term “Business Days” shall be used.  References to a time of day means such time in New York, New York, unless otherwise specified.

ARTICLE II
THE NOTE; PAYMENTS; INTEREST

Section 2.1           The Note; Principal Payments.

(a)           Form of Note.  Subject to the terms and conditions set forth herein, the Issuer agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Issuer, a Senior Secured Note dated as of the Closing Date and due and payable in immediately available funds on the Principal Payment Dates, in an original principal amount of Eleven Million Four Hundred Thousand Dollars ($11,400,000), which Note shall be substantially in the form attached hereto as Exhibit A (the “Note”).

(b)           Issuer shall repay the outstanding principal amount of the Note in equal monthly installments of $475,000 on the tenth (10th) Business Day of each calendar month beginning with the month that is the thirteenth (13th) full calendar month following the Closing Date (each such payment, a “Principal Payment” and each such principal payment date, a “Principal Payment Date”).  The final installment due on the Final Maturity Date shall be in the amount of $475,000  or, if different, the remaining principal balance of the Note, together with accrued interest and all fees, costs, expenses and other charges due by Issuer in accordance with this Agreement. Each respective Principal Payment shall be due and payable in immediately available funds on each Principal Payment Date.  No payment with respect to the Note may be reborrowed.

(c)           Interest.

(i)           Issuer agrees to pay interest in respect of the outstanding principal balance of the Note to Purchaser at a rate per annum equal to the lesser of (A) the Applicable Rate or (B) the Maximum Lawful Rate as follows:  (x) prepaid upon the Closing Date for the aggregate interest payable for the period beginning from the Closing Date through the end of the month that is six (6) months therefrom, and (y) commencing after such initial prepaid interest period, interest prepaid for each ensuing month on each Interest Payment Date.

(ii)         The interest due on the Note shall be computed for the actual number of days elapsed during the related Interest Period on the basis of a year consisting of 360 days and shall be calculated by determining the average daily outstanding principal balance of the Note for each day of such Interest Period.

(iii)        Notwithstanding anything to the contrary set forth in this Section 2.1, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Issuer shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Purchaser is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in the Note and this Agreement.  In no event shall the total interest received by Purchaser pursuant to the terms hereof exceed the amount that Purchaser could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

(iv)        Upon the occurrence and during the continuation of an Event of Default under this Agreement, interest shall accrue at the Applicable Rate then in effect plus eight percent (8%) per annum (subject to the Maximum Lawful Rate) (the “Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until such Event of Default is waived or ceases to be in effect (including in conjunction with termination of this Agreement), and shall be payable upon demand.

(d)           Prepayments.

(i)          Voluntary Prepayments.  Issuer may, at any time and without premium or penalty, on at least five (5) days’ prior written notice to Purchaser voluntarily prepay all or part of the Note; provided that any such prepayments shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount. No Note amounts prepaid may be reborrowed.  Each prepayment pursuant to this Section 2.1(d) shall be applied pro rata to the remaining Principal Payments and shall be accompanied by payment of accrued interest to the date of such prepayment on the amount prepaid and any other amounts then due and owing hereunder and under the Note.

(ii)         Mandatory Prepayments.  Immediately upon receipt by the Issuer of any Net Cash Proceeds, (A) received from any condemnation of any asset constituting Collateral hereunder that are not used promptly (and in any event within thirty (30) days) after receipt to replace the property or assets constituting such Collateral or to purchase assets customarily used in the ordinary course of business of the Mine, (B) received from any asset disposition (other than for the replacement of damaged, surplus, worn-out, scrap and obsolete equipment or similar assets in the ordinary course of business) constituting Collateral hereunder, (C) any property damage insurance award or any other insurance proceeds of any kind received with respect to the casualty or loss of assets constituting Collateral hereunder that are not used promptly (and in any event within thirty (30) days) after receipt to repair or replace the property or assets constituting such Collateral or to purchase assets customarily used or useful in the business of the Issuer relating to the Mine or paid to a third party as a result of or relating to the incidents giving rise to such award, such the Issuer shall prepay the principal amount of the Note in an amount equal to the lesser of (A) such Net Cash Proceeds, or (b) the then outstanding amount of the Note; provided, however, that in any given month the Issuer is in receipt of any Net Cash Proceeds in excess of $100,000, Purchaser shall have the option to require the application of such funds toward the prepayment of the then-outstanding principal amount of the Note.

(iii)        No Implied Consent.  Nothing in this Section 2.1(d) shall be construed to constitute Purchaser’s consent to any transaction that is not permitted by other provisions of the Note, this Agreement, the other Senior Note Documents or the Related Transaction Documents.

Section 2.2           Use of Proceeds.  Issuer shall utilize the proceeds of the Note solely for the uses specified in Schedule 2.2 attached hereto.

Section 2.3           Receipt of Payments.  Issuer shall make each payment under this Agreement and the Note not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the account designated in writing from time to time by Purchaser (the “Collection Account”).  For purposes of computing interest, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. (New York time).  Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

Section 2.4           Indemnity.

In addition to any indemnities provided in any other Senior Note Document or Related Transaction Document, Issuer shall indemnify and hold harmless Purchaser and any of its permitted successors or assignees and any of their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, accountants, advisors, experts and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, judgments, penalties, claims, obligations, damages, losses, liabilities and expenses (including reasonable out-of-pocket costs of attorneys’, accountants’, experts’ and advisors’ fees and disbursements and other costs of investigation, testing or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of (i) any material breach of any of the representations, warranties, covenants or agreements made by the Issuer in any Senior Note Document or Related Transaction Document, (ii) any proceeds of the Note being used or repaid by the Issuer in violation of applicable law, (iii) any commission of fraud, gross negligence or willful misconduct on the part of the Issuer on or after the date hereof, or (iv) the transactions contemplated by this Agreement and the Senior Note Documents (collectively, “Indemnified Liabilities”); provided, that Issuer shall not be liable for any indemnification or liability to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such Indemnified Person’s gross negligence, bad faith, or willful misconduct. NEITHER THE ISSUER NOR ANY INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY SENIOR NOTE DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY SENIOR NOTE DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 2.5           Access.  Issuer shall, and shall use best efforts to cause Reginaldo to, afford Purchaser and its Affiliates and their designated contractors and representatives during normal business hours rights of access to the Mine and Issuer’s and Reginaldo’s business records; provided, that, notwithstanding any provision herein to the contrary and provided that no Event of Default hereunder has occurred and is continuing, the cost and expense of more than one inspection within any six (6) month period shall be borne by Purchaser and Issuer shall be under no obligation to reimburse Purchaser for such costs and expenses.  All such information made available to Purchaser and its Affiliates and their designated contractors and representatives shall be subject to the confidentiality provisions set forth in Section 11.8 hereof.

Section 2.6           Taxes.

(a)           Any and all payments by Issuer hereunder or under the Note shall be made, in accordance with this Section 2.6, free and clear of and without deduction for any and all present or future Taxes.  If Issuer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) Purchaser receives an amount equal to the sum they would have received had no such deductions been made, (ii) Issuer shall make such deductions, and (iii) Issuer shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Issuer shall furnish to Purchaser the original or a certified copy of a receipt or other documentation evidencing payment thereof.

(b)           Issuer shall indemnify and, within ten (10) days of demand therefore, pay Purchaser for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.6) paid by Purchaser, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted; provided, that if Issuer reasonably believes that such Taxes were not correctly or legally asserted, Purchaser will use reasonable efforts to cooperate with the Issuer to obtain a refund of such Taxes.

Section 2.7           Survival.  All of Issuer’s and Purchaser’s obligations under Section 2.4 and Section 2.6 shall survive termination of this Agreement and the payment in full of the Note and all other Obligations.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1           Conditions to Closing.  Purchaser shall not be obligated to purchase the Note from Issuer on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Purchaser, or waived in writing by Purchaser:

(a)           Note Agreement; Senior Note Documents.  This Agreement and the other Senior Note Documents and Related Transaction Documents or counterparts thereof shall have been duly executed by, and delivered by, Issuer and Reginaldo, as applicable, and Purchaser shall have received the executed agreements, documents and opinions set forth in the Closing Checklist attached hereto as Annex I, each in form and substance reasonably satisfactory to Purchaser.

(b)           Resolutions, etc.  Purchaser shall have received from the Issuer (a) a certificate of appropriate public officials, dated a date reasonably close to the Closing Date, as to the existence and good standing in its jurisdiction of formation and (b) a certificate, dated as of the Closing Date, duly executed and delivered by an authorized officer of the Issuer, as to:

(i)           resolutions of the Issuer’s Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Senior Note Document executed or to be executed by the Issuer and the transactions contemplated hereby and thereby;

(ii)         the incumbency and signatures of those of its officers, authorized representatives, agents, managing members or general partners, as applicable, authorized to act with respect to each Senior Note Document to be executed by the Issuer; and

(iii)        the full force and validity of each Organizational Document of the Issuer and copies thereof.

(c)           Payment of Expenses and Fees.  Issuer shall, prior to, or concurrently with the issuance and delivery of the Note, have reimbursed Purchaser for all reasonable and documented out-of-pocket fees, costs and expenses directly incurred by Purchaser or its affiliates in connection with the preparation and negotiation of the Senior Note Documents presented by Purchaser as of the Closing Date, including but not limited to all of Purchaser’s reasonable and documented out-of-pocket attorneys’ fees relating to this Agreement and the Related Transactions.

(d)           Operating Budget. An initial annual operating budget for each of Issuer and Reginaldo, together with an initial monthly operating budget, shall have been delivered to and approved by Purchaser.

(e)           Consummation of Related Transactions.  The Related Transactions shall have been consummated in accordance with the terms of each of the Related Transactions Documents.

(f)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct: (i) the representations and warranties contained in Article IV of this Agreement, are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except to the extent made as of a specific other date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date) and (ii) no Event of Default shall have occurred and be continuing as of the date hereof or would result from this Agreement or the other Senior Note Documents becoming effective in accordance with its or their respective terms.

(g)           Liens.  Purchaser shall have received evidence of release and termination of, or Purchaser’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral and shall otherwise be satisfied that the Purchaser has been granted, and holds or will hold, a perfected first priority Lien on and security interest in all of the Collateral, and that Issuer holds a valid Lien over the collateral pledged under the Brazil Security Agreements.

(h)           Insurance.  Purchaser shall have received evidence (in a form satisfactory to Purchaser) that applications for the insurance policies specified under Schedule 4.15 have been submitted.

(i)           Account Control Agreements. All deposit accounts of the Issuer shall be subject to an Account Control Agreement and the cash management systems in place for the Issuer and Reginaldo shall be satisfactory to Purchaser.

(j)           No Change in Law.  No Governmental Authority shall have issued any Law or statute, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions relating to the Mine and otherwise which are contemplated by the Senior Note Documents or the Related Transaction Documents.

(k)           Financial Statements.  The Purchaser shall have received the unaudited consolidated financial statements of the Issuer for the Fiscal Quarter most recently ended 45 days or more prior to the Closing Date, which unaudited financial statements shall be prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end adjustments) and certified by the Chief Financial Officer of Issuer.

(l)           Due Diligence. The Purchaser shall have satisfactorily completed to its sole discretion all due diligence relating to the Mine and the Related Transaction Documents.

(m)         No Material Adverse Effect.  There shall exist no fact, condition or circumstance which, with the passage of time, the giving of notice or both, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce Purchaser to purchase the Note, the Issuer makes the following representations and warranties to Purchaser on and as of the date hereof and, both immediately before and immediately after giving effect to the consummation of the Closing and the Related Transactions and as of such time, each and all of which shall survive the execution and delivery of this Agreement:

Section 4.1           Corporate Existence; Compliance with Law.  The Issuer and each of its Subsidiaries is (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, grant to Purchaser a first priority Lien and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted or proposed to be conducted except in each case as could not reasonably be expected to have a Material Adverse Effect; (d) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct except in each case as could not reasonably be expected to have a Material Adverse Effect; (e) is in compliance with its Organizational Documents; and (f) is in compliance with all applicable provisions of law, except in each case where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.2           Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, Issuer and each of its Subsidiaries’ names as they appears in official filings in its jurisdiction of organization, organization type, organization number, if any, issued by their respective jurisdiction of organization, and federal employer identification numbers (if applicable) are listed in Schedule 4.2.  Issuer has only one state of organization.

Section 4.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by the Issuer of the Senior Note Documents to which it is a party and the creation of all Liens provided for therein: (a) are within the Issuer’s corporate power (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of the Issuer’s Organizational Documents, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority except in each case as could not be reasonably expected to have a Material Adverse Effect;  (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound except in each case as could not reasonably be expected to have a Material Adverse Effect; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person and (g) do not require the consent or approval of any Governmental Authority or any other Person, except (i) those consents and approvals which have been duly obtained, made or complied with prior to the Closing Date and (ii) those consents or approvals the failure to so obtain, made or complied with which could not reasonably be expected to have a Material Adverse Effect.  Each of the Senior Note Documents to which the Issuer is a party shall be duly executed and delivered by the Issuer and each such Senior Note Document shall constitute a legal, valid and binding obligation of the Issuer, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by general equitable principles and by the discretion of the courts where enforcement is sought (whether enforcement is sought by proceedings in equity or at law).

Section 4.4           Financial Statements.  The Financial Statements delivered to Purchaser pursuant to Section 3.1(i) have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except for the absence of footnote disclosures and year-end audit adjustments) and present fairly in all material respects the financial condition and results of operations and cash flows of the Persons covered thereby as at the dates and for the periods covered thereby.

Section 4.5           Material Adverse Effect.    As of the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

Section 4.6           Reserved.

Section 4.7           Subsidiaries; Outstanding Stock and Indebtedness.  Except as set forth in Schedule 4.7, as of the Closing Date, the Issuer does not have any Subsidiaries.  As of the Closing Date, all of the issued and outstanding Stock of the Issuer is owned by each of the Stockholders and in the amounts set forth in Schedule 4.7.  As of the Closing Date, except as set forth in Schedule 4.7, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the Issuer may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.

Section 4.8           Government Regulation.  The Issuer is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.9           Margin Regulations.  The Issuer is not currently engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  None of the proceeds of the Note will be used for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock, for any other purpose that causes the Note to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board and a violation of the provisions thereof.

Section 4.10         Taxes.  All Federal income and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Issuer have been filed with the appropriate Governmental Authority, and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof excluding Charges or other amounts (i) being contested in accordance with Section 6.2(b) or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Proper and accurate amounts have been withheld by the Issuer from its employees for all periods in full compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities excluding Charges or other amounts (i) being contested in good faith in accordance with Section 6.2(b) or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.11         [Reserved].

Section 4.12         Litigation.  There is no Litigation pending or, to the knowledge of the Issuer, threatened, against the Issuer or any of its Subsidiaries, or to which the assets or business of the Issuer are subject, except claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To each Issuer’s knowledge, there is no Litigation pending or threatened against Reginaldo or to which the assets or business of Reginaldo are subject, except claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.13         Intellectual Property.  The Issuer and, to the Issuer’s knowledge, Reginaldo, owns, or is licensed to use, all Intellectual Property necessary for the conduct of the Issuer’s business as currently conducted except for those with respect to which the failure to own or license is not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”).

Section 4.14         Liens.  The Issuer and, to the knowledge of the Issuer, Reginaldo, owns, leases or has the legal right to use all assets that constitute Collateral (or in the case of the Issuer’s contract rights, receive the benefit of the assets that constitute Collateral) free and clear of all Liens. The Liens granted to Purchaser pursuant to the Collateral Documents are and shall at all times be fully perfected first priority Liens in and to the Collateral described therein.

Section 4.15         Insurance.  Schedule 4.15 lists the insurance policies applied for by Reginaldo as of the Closing Date, as well as a summary of the terms of each such policy.

Section 4.16         Solvency.  Immediately after giving effect to (a) the issuance of the Note on the Closing Date and (b) the consummation of the other Related Transactions, the Issuer and its Subsidiaries, taken as a whole and individually, will be Solvent.

Section 4.17         Brazil Loan Documents and Related Transaction Documents.    The Issuer is not in default in the performance or compliance with any provisions of any Brazilian Loan Document or Related Transaction Document.

ARTICLE V
FINANCIAL STATEMENTS AND INFORMATION

Section 5.1           Financial Statements.  The Issuer hereby agrees that from and after the Closing Date and until the Termination Date it shall deliver to Purchaser the following:

(a)           Quarterly Financials.  Within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending September 30, 2011, the following financial information regarding Issuer and any Subsidiaries, certified by the chief financial officer (or other appropriate officer reasonably acceptable to Purchaser) of Issuer: unaudited consolidated balance sheet as of the close of such Fiscal Quarter and the related consolidated statements of income and cash flow as of the close of such Fiscal Quarter and for the then elapsed portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to year-end adjustments and the absence of footnote disclosures).

(b)           Annual Audited Financials.  Within one-hundred and twenty (120) days after the end of each Fiscal Year, audited financial statements for Issuer and any Subsidiaries on a consolidated basis, consisting of the consolidated balance sheet and related statements of income, cash flows, and stockholders’ equity for such Fiscal Year (including a note with a consolidating balance sheet and statements of income and cash flows separating out Issuer and its Subsidiaries,) which financial statements shall be prepared in accordance with GAAP and certified (without any “going concern” qualification,) by an independent certified public accounting firm of recognized national standing.  Such financial statements shall be accompanied by the certification of the chief executive officer or chief financial officer (or other appropriate officer reasonably acceptable to Purchaser) of Issuer that all such financial statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of Issuer and any Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there is no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(c)           Management Letters.  Within five (5) Business Days after receipt thereof by the Issuer, copies of all management letters.

(d)           Reginaldo Reports.  (i) Weekly reports in a form substantially similar to Exhibit C attached hereto covering the operations of the Mine and Reginaldo’s business, and (ii) within one (1) Business Day after receipt thereof, any material reports, disclosures, updates, and other informational or financial documents provided by Reginaldo to the Issuer under the Brazil Loan Documents.

(e)           Default Notices.  As soon as practicable, and in any event within one (1) Business Day after an executive officer of the Issuer has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, including without limitation any event of default under the Brazilian Loan Documents or Related Transaction Documents, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(f)           Notices.  As soon as practicable, copies of all material written notices given or received by the Issuer with respect to the Stock of the Issuer.

(g)           Litigation.  In writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing (i) against the Issuer, Reginaldo or the Mine that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Senior Note Document, Brazilian Loan Document or Related Transaction Document.

(h)           Insurance Notices.  To Purchaser, disclosure of losses or casualties required by Section 6.4.

Section 5.2           Equipment Covenants.  With respect to the Equipment: (a) the Issuer shall require Reginaldo under the Brazil Loan Documents to use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (b) the Equipment is and shall be used in the business of the Issuer and Reginaldo and not for personal, family, household or farming use; (e) the Issuer shall not, and shall require Reginaldo under the Brazil Loan Documents not to, remove any Equipment from the locations set forth or permitted herein or in the Brazil Loan Documents, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business, in each case to the extent as such removal does not adversely effect the existence, protection and perfection of the Purchaser’s Lien therein, or the Issuer’s Lien therein under the Brazil Security Agreements.

ARTICLE VI
AFFIRMATIVE COVENANTS

Issuer, on behalf of itself and its Subsidiaries (each, a “Covenant Entity”), agrees that from and after the date hereof and, unless otherwise specified below, until the Termination Date:

Section 6.1           Maintenance of Existence and Conduct of Business.  Issuer shall do all things necessary to (i) preserve and keep in full force and effect each Covenant Entity’s existence and their material rights and franchises, (ii) continue to conduct such Covenant Entity’s business substantially as now conducted or planned to be conducted or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of each Covenant Entity’s assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto, in each case, except as is not reasonably expected to have a Material Adverse Effect.

Section 6.2           Payment of Charges.  Issuer shall pay and discharge or cause to be paid and discharged promptly all Charges payable by the each Covenant Entity, including (i) Charges imposed upon any Covenant Entity, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due, except in each case, as is not reasonably expected to have a Material Adverse Effect, or to the extent being contested in good faith by the Covenant Entity.

Section 6.3           Books and Records.  Each Covenant Entity shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to clauses (a) and (b) of  Section 5.1.

Section 6.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Issuer shall at its sole cost and expense, maintain or have in place (as the case may be in accordance with this Agreement) the policies of insurance described on Schedule 6.4 by the dates referenced therein (i.e., Key Man Insurance within ninety (90) days of Closing), and applicable equipment insurance in place when equipment is purchased by Reginaldo (as the case may be)), or otherwise in form and amounts reasonably consistent with prudent industry practice.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Purchaser) in each case to the extent relevant to the Collateral shall contain provisions pursuant to which the insurer agrees to endeavor to provide thirty (30) days prior written notice to Purchaser in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If the Issuer at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Purchaser may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Purchaser deems advisable.  Purchaser shall have no obligation to obtain insurance for the Issuer or pay any premiums therefor.  By doing so, Purchaser shall not be deemed to have waived any Default or Event of Default arising from the Issuer’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable and documented attorneys’ fees, court costs and other reasonable and documented out-of-pocket charges related thereto, shall be payable on demand by Issuer to Purchaser and shall be additional Obligations hereunder secured by the Collateral.

(b)            Issuer shall deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, endorsements to (i) all property and casualty insurance naming Purchaser as loss payee, and (ii) all general liability and other liability policies naming Purchaser as additional insured.

Section 6.5           Compliance with Laws.  Each Covenant Entity shall comply with all federal, state, local and foreign laws and regulations applicable to it, including all applicable environmental laws and environmental permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

Section 6.6           Deposit Accounts.  Upon the establishment by Issuer of any new deposit account with any financial institution or bank not subject to an Account Control Agreement as of the date hereof, Issuer shall (x) notify Purchaser not less than ten (10) Business Days prior to establishment thereof and (y) no later than concurrently with the establishment thereof, enter into, and cause such financial institution or bank at which such new account was established to enter into, an Account Control Agreement with respect to such account. Issuer shall cause all funds of Issuer and all revenue and other funds transferred to the Issuer resulting from the Mine operations and/or the Brazil Loan Documents to be deposited in the RHI Control Account. Purchaser agrees not to issue instructions to obtain exclusive control over the RHI Deposit Accounts except upon the occurrence and continuation of an Event of Default.

Section 6.7           Intellectual Property.  Issuer shall conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all material respects with the terms of its Intellectual Property Licenses, except in each case, as is not reasonably expected to result in a Material Adverse Effect.

Section 6.8           Operating Budgets and Disbursement Requests. Subsequent to the initial annual operating budget and initial monthly operating budget delivered and approved by Purchaser as a condition to Closing hereunder, Issuer shall submit to Purchaser for Purchaser’s approval (A) an annual operating budget for Issuer and its Subsidiaries as well as for Reginaldo on dates to be mutually agreed upon by Issuer and Purchaser, and (B) monthly operating budgets for Issuer and its Subsidiaries, as well as for Reginaldo, at least five (5) days prior to the beginning of the following month. Issuer hereby acknowledges and agrees that: (i) any request for a disbursement out of any account subject to a Brazil Account Control Agreement and the RHI Control Account shall be delivered to Purchaser at least two (2) days prior to the requested date of disbursement, (ii) any Purchaser approval of an annual operating budget shall not be deemed or construed to be an approval of any monthly operating budget and (iii) any approval of an operating budget delivered hereunder shall not be deemed or construed to be an approval of a disbursement from any account subject to a Brazil Account Control Agreement or the RHI Control Account.

Section 6.9           Mine Plan. Within thirty (30) days of Closing, Issuer shall deliver, or cause to be delivered, a detailed “Mine Plan” customary for similar transactions drafted by Helio Tavarez in a form reasonably satisfactory to Purchaser.

Section 6.10         Financial Controller.  Within thirty (30) days of  Closing, Issuer shall have appointed a Financial Controller on customary terms reasonably satisfactory to Purchaser who shall be employed on site at the Mine on a full-time basis.

Section 6.11         Security Cameras. Within thirty (30) days of Closing, Issuer shall install, or cause to have installed, fully-functioning security cameras providing on-line monitoring access to Purchaser’s reasonable satisfaction in place at the Mine’s tailings pond, at the truck drop-off point by the mills, at the primary face of the Mine, and at any other reasonable location in and around the Mine at the Purchaser’s reasonable discretion.

Section 6.12         Further Assurances.  Issuer agrees that it shall, at the Issuer’s expense and upon the reasonable request of Purchaser, duly execute and deliver, or cause to be duly executed and delivered, to Purchaser such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Purchaser to provide the Purchaser a first priority perfected lien in the Collateral and to carry out more effectively the provisions and purposes of this Agreement and each Brazilian Loan Document and Senior Note Document; provided, however, that Issuer shall only be required to use its best commercial efforts to obtain the agreement of Reginaldo to any request of Purchaser under this Section 6.12.

ARTICLE VII
NEGATIVE COVENANTS

Issuer agrees that from and after the date hereof until the Termination Date, except as otherwise authorized by the written consent of Purchaser, it shall maintain and cause any other Covenant Entity to maintain, as applicable, the following covenants:

Section 7.1           Mergers, Subsidiaries, Etc.  No Covenant Entity shall directly or indirectly, by operation of law or otherwise, merge with or consolidate with any Person.

Section 7.2           Investments; Loans, Advances, Budget.  Except as otherwise expressly permitted by this Section 7, no Covenant Entity shall make or permit to exist any Investment in, or make, accrue or permit to exist  loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that the Issuer may maintain its existing investments in its Subsidiaries as of the Closing Date; and the Issuer may make such Investments and loans as are contemplated by the Related Transaction Documents as of the date hereof.

Section 7.3           Indebtedness.

(a)           Except for the outstanding bridge notes of Issuer, no Covenant Entity shall create, incur, or assume or permit to exist any Indebtedness, except (without duplication) such Indebtedness as is not prohibited by the Brazilian Loan Documents.

(b)           No Covenant Entity shall voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; and (ii) except as is not prohibited by the Brazilian Loan Documents.

Section 7.4           Transactions with Affiliates.  No Covenant Entity shall enter into any transaction or series of related transactions with any Affiliate of the Issuer, other than any transaction or series of related transactions on terms and conditions at least as favorable to the Covenant Entity as would reasonably be obtained by such Covenant Entity at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)           transactions otherwise permitted hereunder; and

(b)           transactions as are contemplated by the Related Transaction Documents.

Section 7.5           Capital Structure and Business.  The Issuer shall not amend its charter or bylaws in a manner that reasonably adversely affects Purchaser’s material rights under the Senior Note Documents (taken as a whole).  No Covenant Entity shall engage in any business other than the businesses currently engaged in by it on the Closing Date and businesses ancillary and/or complimentary thereto.

Section 7.6           Approvals under Brazilian Loan Documents. The Issuer shall not grant a material approval or consent under the Brazilian Loan Documents, including but not limited to, relating to any disbursement out of a Brazil Account Control Agreement or any operating budget of Reginaldo or any Covenant Entity, without the prior written consent of Purchaser.

Section 7.7           Liens.  No Covenant Entity shall create, incur, assume or permit to exist any Lien the Collateral other than the Liens created by the Brazil Loan Documents and the Senior Note Documents.

Section 7.8           Sale of Assets.  No Covenant Entity shall sell, transfer, convey, assign or otherwise dispose of any of such Covenant Entity’s properties or other assets constituting Collateral, other than (a) the sale of Inventory in the ordinary course of business, (b) disposition of used, worn out, damaged, obsolete, no longer used or useful or surplus property which is no longer commercially desirable to maintain or useful in the conduct of the Issuer’ business; (c) subject to the terms of this Agreement, the transactions as contemplated in all material respects by the Brazil Loan Documents and the Related Transaction Documents and (d) Investments in compliance with Section 7.2.

Section 7.9           ERISA.  The Issuer shall not cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

Section 7.10         Operating Budgets.  No operating budget of Reginaldo or any Covenant Entity shall be approved or implemented by Issuer without the prior consent of Purchaser, such consent not to be unreasonably withheld.

Section 7.11         Reserved.

Section 7.12         Sale-Leasebacks.  No Covenant Entity shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets constituting Collateral.

Section 7.13         Restricted Payments.  For so long as any Principal Payment is due and owing under this Agreement, no Covenant Entity shall make a Restricted Payment.

Section 7.14         Change of Corporate Name, State of Incorporation or Location; Change of Fiscal Year.  No Covenant Entity shall (a) change its name as it appears in official filings in the jurisdiction of its incorporation or other organization, (b) change the type of entity that it is, (c) change its organization identification number, if any, issued by its jurisdiction of incorporation or other organization, or (d) change its jurisdiction of incorporation or organization or incorporate or organize in any additional jurisdictions, in each case without at least five (5) days prior written notice to Purchaser and on or after having taken such action in connection therewith, including or as necessary in order to continue the perfection of any Liens in favor of Purchaser (subject to Permitted Liens) in any Collateral, has been completed or taken.

ARTICLE VIII
TERM

Section 8.1           Termination.  Unless earlier terminated in accordance with this Agreement, this Agreement shall be in effect until the Note has been repaid in full and all other Obligations under this Agreement and the other Senior Note Documents have been completely discharged.

Section 8.2           Survival of Certain Obligations Upon Termination of Financing Arrangements.  No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Issuer or the rights of Purchaser relating to any unpaid portion of the Note or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Final Maturity Date (if any).

ARTICLE IX
EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 9.1           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)           Issuer (i) fails to make any payment of principal owing in respect of, the Note owed by Issuer to Purchaser within one (1) Business Day when due and payable, or (ii) fails to pay Purchaser any interest owing under the Note when due and payable and such interest payment default shall continue unremedied for a period of three (3) Business Days, or (iii) fails to pay or reimburse any expense or fees payable or reimbursable pursuant to any Senior Note Document within ten (10) Business Days following Purchaser’s written demand for such reimbursement or payment of expenses or fees.

(b)           Any Covenant Entity fails or neglects to perform, keep or observe any of the provisions of Sections 6.4(a) or 7.

(c)           Any Covenant Entity fails or neglects to perform, keep or observe any of the provisions of Section 5 and the same shall remain unremedied for five (5) Business Days or more after written demand from Purchaser.

(d)           Any Covenant Entity fails or neglects to perform, keep or observe any other obligation under this Agreement or of any of the other Senior Note Documents or any representation and warranty made by any the Issuer herein shall prove to be incorrect in any material respect on and as of the date made, and the same shall remain unremedied for thirty (30) days or more after written demand from Purchaser.

(e)           An “Event of Default” under any of the Brazil Loan Documents or Related Transaction Documents shall occur that is not cured within any applicable grace period therefore.

(f)           (i) the Issuer shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in excess of $100,000, when and as the same shall become due and payable beyond any applicable grace period, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause such Indebtedness to become due prior to its stated maturity.

(g)           Assets of the Issuer or Reginaldo constituting Collateral with a fair market value of $100,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of the Issuer and such condition continues for thirty (30) days.

(h)           A case or proceeding is commenced against the Issuer or Reginaldo seeking a decree or order in respect of the Issuer (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Issuer or for any substantial part of any the Issuer’s assets, or (iii) ordering the winding-up or liquidation of the affairs of the Issuer, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding is granted by a court of competent jurisdiction.

(i)            The Issuer or Reginaldo (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Issuer or for any substantial part of any of the Issuer’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)           A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate at any time are outstanding against the Issuer (which judgments are not covered by insurance policies as to which liability has been accepted by the insurance carrier), and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)           The Issuer or Reginaldo shall challenge the enforceability of any Senior Note Document, Related Transaction Document or Brazilian Loan Document, or shall assert in writing, such that any provision of any of the Senior Note Documents, Brazilian Loan Document or Related Transaction Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or any Lien on any material portion of the Collateral created under any Senior Note Document or Brazil Loan Documents ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein, and subject to Permitted Liens) in any of such Collateral purported to be covered thereby.

(l)           Any of the security cameras installed in accordance with Section 6.11 shall become non-functioning, or Purchaser shall not have the ability to access the images of such security cameras on-line, for longer than four (4) days after written notice of such malfunction or inability is given by Purchaser to Issuer and Reginaldo.

(m)           A Change of Control occurs.

Section 9.2           Remedies.

(a)           If any Event of Default has occurred and is continuing, Purchaser may without notice: (i) declare all or any portion of the Obligations owed by Issuer to Purchaser, including all or any portion of the Note to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Issuer; or (ii) exercise any rights and remedies provided to Purchaser under the Senior Note Documents, Brazil Loan Documents, Related Transaction Documents or at law or equity, including all remedies provided under the Code.

Section 9.3           Waivers by the Issuer.  Except as otherwise provided for in this Agreement or by applicable law, Issuer on behalf of itself and its Subsidiaries waives (including for purposes of Section 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Purchaser on which the Issuer may in any way be liable, and hereby ratifies and confirms whatever Purchaser may do in this regard, (b) all rights to notice and a hearing prior to Purchaser’s taking possession or control of, or to Purchaser’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Purchaser to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

ARTICLE X
SUCCESSORS AND ASSIGNS

Section 10.1         Successors and Assigns.  This Agreement and the other Senior Note Documents shall be binding on and shall inure to the benefit of the Issuer, Purchaser and their respective successors and permitted assigns, except as otherwise provided herein or therein.  The Issuer may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Senior Note Documents without the prior express written consent of Purchaser.  Any such purported assignment, transfer, hypothecation or other conveyance by the Issuer without the prior express written consent of Purchaser shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Issuer and Purchaser with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Senior Note Documents.  Purchaser may assign all or any portion of the Note at any time and from time to time without Issuer’s consent.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Complete Agreement; Modification of Agreement.  The Senior Note Documents and the Related Transaction Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended, except as provided for in Section 11.2.  Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between the Issuer and Purchaser or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

Section 11.2         Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Purchaser, no amendment, modification, termination or waiver of any provision of this Agreement or any other Senior Note Document, or any consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by Purchaser and Issuer (except as set forth in Section 11.2(b)) in accordance with the provisions set forth herein.

(b)           Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Purchaser to take additional Collateral pursuant to any Senior Note Document.  No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances.

(c)           Upon payment in full in cash and performance of all of the Obligations, Purchaser shall promptly deliver to Issuer termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations, and shall promptly return any Collateral in its possession or control. The provisions of this clause (c) shall survive termination of this Agreement.

Section 11.3         Fees and Expenses.  Issuer shall reimburse Purchaser for all reasonable and documented out-of-pocket fees, costs and expenses, including the out-of-pocket fees, costs and expenses of outside counsel to Purchaser, incurred in connection with the negotiation, preparation and filing and/or recordation of the Senior Note Documents and incurred in connection with:

(a)           any amendment, modification or waiver of, consent with respect to, or termination of, any of the Senior Note Documents or Related Transactions Documents or advice in connection with the assignment or administration of the Note made pursuant hereto or its rights hereunder or thereunder;

(b)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by Purchaser, the Issuer, Reginaldo or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Senior Note Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Issuer or any other Person that may be obligated to Purchaser by virtue of the Senior Note Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Obligations during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence, bad faith or willful misconduct;

(c)           any attempt to enforce any remedies of Purchaser against any or all of the Issuer or any other Person that may be obligated to Purchaser by virtue of any of the Senior Note Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Obligations during the pendency of one or more Events of Default;

(d)           any workout or restructuring of the Obligations during the pendency of one or more Events of Default; and

(e)           efforts to (i) monitor the Obligations, (ii) evaluate, observe or assess any of the Issuer or its affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (d) above, all out-of-pocket attorneys’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable and documented out-of-pocket expenses, costs, charges and other fees incurred by such counsel in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on written demand, by Issuer to Purchaser.  Without limiting the generality of the foregoing, such out-of-pocket expenses, costs, charges and fees may include: out-of-pocket fees, costs and expenses of paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and reasonable and documented out-of-pocket expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services; provided that Issuer shall not be responsible for paying travel costs and expenses of Purchaser or any of its agents or advisors in an amount greater than $10,000 per annum.

Section 11.4         No Waiver.  Purchaser’s failure, at any time or times, to require strict performance by the Issuer of any provision of this Agreement or any other Senior Note Document shall not waive, affect or diminish any right of Purchaser thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of the Issuer contained in this Agreement or any of the other Senior Note Documents and no Default or Event of Default by the Issuer shall be deemed to have been suspended or waived by Purchaser, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Purchaser, and directed to Issuer specifying such suspension or waiver.

Section 11.5         Remedies.  Purchaser’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Purchaser may have under any other agreement, including the other Senior Note Documents, Related Transaction Documents and Brazil Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

Section 11.6         Severability.  Wherever possible, each provision of this Agreement and the other Senior Note Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Senior Note Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Senior Note Document.

Section 11.7         Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Senior Note Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Senior Note Documents, the provision contained in this Agreement shall govern and control.

Section 11.8         Confidentiality.  Purchaser agrees to maintain as confidential (equivalent to the standard Purchaser applies to maintaining the confidentiality of its own confidential information) all confidential information provided to it by the Issuer until the Termination Date, except that Purchaser may disclose such information (a) to Persons employed or engaged by Purchaser, provided, that such Person is informed of the confidential nature of such information and shall be instructed to keep such information confidential; (b) to any permitted assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such permitted assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Purchaser to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Purchaser’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Senior Note Documents; or (f) that ceases to be confidential other than as a result of a breach of this Section 11.8.

Section 11.9         GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE SENIOR NOTE DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE SENIOR NOTE DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER SENIOR NOTE DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER SENIOR NOTE DOCUMENTS; PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF PURCHASER.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 11.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

Section 11.10       Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and may be personally served, faxed, electronically mailed, sent by courier service (including overnight courier) or U.S. mail and shall be deemed to have been given when received in person or by courier service and upon receipt of electronic mail, facsimile or U.S. mail (registered or certified, with postage prepaid and properly addressed).  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Issuer or Purchaser) designated below to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

If to the Issuer:

to:	c/o Resource Holdings, Inc.
11753 Willard Avenue
Tustin, CA 92782
Attention: Michael Campbell
Telecopier No.: (714) 948-8209
Email: mc@resourceholdingsinc.com

with a copy to:

Pryor Cashman LLP
7 Times Square
New York, New York  10036-6569
Attention:  Eric M. Hellige, Esq.
Telecopier No.:   (212) 798-6380
Email:   ehellige@pryorcashman.com

If to Purchaser:

to:	West Ventures, LLC
152 West 57th Street, 54th Floor
New York, NY  10019
Attention:  Attn: Ari Hirt
Telecopier No.:  (212) 581-0002
Email: ahirt@platinumlp.com

With a copy to:

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Attn: Erich P. Eisenegger
Telecopier No.:  (212) 884-8474
Email:  Erich.Eisenegger@dlapiper.com

Section 11.11       Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 11.12       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Any signature delivered by a party by facsimile or .pdf transmission shall be deemed to be an original signature hereto.

Section 11.13       WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BY OR AMONG PURCHASER, PERMITTED PURCHASERS, AND THE ISSUER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER SENIOR NOTE DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Section 11.14       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any of the Issuer’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by Issuer of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.15       Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

Section 11.16       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

ISSUER:

RESOURCE HOLDINGS, INC.

By:	/s/ Michael Campbell
Name:	Michael Campbell
Title:	President

PURCHASER:

WEST VENTURES, LLC

By:	/s/ Ari Hirt
Name:	Ari Hirt
Title:	Portfolio Manager

[Signature Page to Note Agreement]

S-1

ANNEX I

In addition to, and without any limitation of, the conditions precedent described in Section 3.1 of the Agreement, and pursuant to Section 3.1(a), the following items must be received by Purchaser in form and substance reasonably satisfactory to Purchaser on or prior to the Closing Date:

[Attach Closing Checklist for all Transactions]
(See attached)

EXHIBIT A

Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS.  THIS NOTE MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OF THE NOTE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE ISSUER HEREOF IS SATISFIED THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SUCH SALE OR OFFER AND EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SENIOR SECURED NOTE AGREEMENT REFERRED TO BELOW.

THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT.”  UPON PURCHASER’S REQUEST, ISSUER WILL PROMPTLY MAKE AVAILABLE INFORMATION NEEDED IN CONNECTION WITH THE COMPUTATION OF PURCHASER’S UNITED STATES FEDERAL INCOME TAX LIABILITY.  IN ACCORDANCE WITH SECTION 1.1275-3(b)(1) OF THE UNITED STATES TREASURY REGULATIONS, SUCH INFORMATION SHALL INCLUDE THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY (AND, IF APPLICABLE, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE).  PURCHASER MAY OBTAIN SUCH INFORMATION FROM ISSUER BY CALLING MICHAEL B. CAMPBELL AT (714) 832-3249

Senior Secured Promissory Note

$11,400,000.00	September [_], 2011

FOR VALUE RECEIVED, the undersigned, RESOURCE HOLDINGS, INC., a Nevada corporation (“Issuer”), hereby promises to pay to the order of West Ventures, LLC, having a mailing address at 152 West 57th Street, 54th Floor, New York, NY  10019 (or at such other place as the holder may from time to time designate) (“Purchaser”), the principal sum of ELEVEN MILLION FOUR HUNDRED THOUSAND DOLLARS ($11,400,000.00) together with interest in respect thereof as set forth in the Senior Secured Note Agreement (as defined below).

This note is the Note delivered in accordance with that certain Senior Secured Note Agreement dated as of the date hereof (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Secured Note Agreement”), by and between Issuer and Purchaser.  Capitalized terms used in this Note are defined in the Senior Secured Note Agreement, unless otherwise expressly stated herein.  This note is entitled to the benefits of the Senior Secured Note Agreement and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference.  PAYMENT OF THIS NOTE AND THE ENFORCEMENT OF THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE AGREEMENTS, TERMS AND CONDITIONS CONTAINED IN THE SENIOR SECURED NOTE AGREEMENT.  This note may not be prepaid, in whole or in part, except in accordance with the terms and conditions set forth in the Senior Secured Note Agreement.

The outstanding principal balance of this Note shall be due and payable on the Principal Payment Dates as set forth in Section 2.1(b) of the Senior Secured Note Agreement.  Interest on the principal amount of this Note from time to time outstanding shall be due and payable as provided in Section 2.1(c) of the Senior Secured Note Agreement, at the annual rate of interest set forth in such section of the Senior Secured Note Agreement.  In no event, however, shall interest exceed the maximum rate permitted by law.

As provided in Section 9.2 of the Senior Secured Note Agreement, upon the occurrence of an Event of Default under Section 9.1 of the Senior Secured Note Agreement, this Note, and all amounts payable hereunder shall, at the option of the holder, immediately become due and payable in accordance with the Senior Secured Note Agreement, without notice of any kind.

The undersigned expressly waives (to the extent not otherwise prohibited by law) any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind except as expressly provided in the Senior Secured Note Agreement.

THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLES THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, Issuer has caused this Senior Secured Promissory Note to be executed by its duly authorized representative as of the date first above written.

ISSUER:

RESOURCE HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF ACCOUNT CONTROL AGREEMENT

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EXHIBIT C

FORM OF WEEKLY REPORT

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SCHEDULES

EXECUTION FORM

Schedule 2.2

Use of Proceeds

1.           Paying for initial loan advances to Reginaldo in the amount of nine million five hundred thousand US dollars ($9,500,000),

2.           Repayment of Issuer’s outstanding bridge notes in the amount of seven hundred twenty-five thousand US dollars ($725,000.00),

3.           Working capital for Issuer’s operations in the United States and Brazil in the amount of approximately seventy thousand US dollars ($70,000.00),

4.           Capital for Issuer’s legal and accounting expenses in the amount of two hundred fifty thousand US dollars ($250,000.00), and

5.           Paying six (6) months of advance interest on the Loan being provided to Issuer in the amount of eighth hundred fifty-five thousand US dollars ($855,000.00).

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EXECUTION FORM

Schedule 4.1

Corporate Existence

Entity	Jurisdiction of Organization

Resource Holdings, Inc.	Nevada

RHI Mineração Ltda.	Republic of Brazil

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EXECUTION FORM

Schedule 4.2

Executive Officers, Collateral Locations, FEIN

Name	Organization Type	Organization Number	Federal Employer Identification Number

Resource Holdings, Inc.	Corporation	E0327622008-0	26-2809162

RHI Mineração Ltda	Sociedade empresária limitada	20030-021	None

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EXECUTION FORM

Subsidiaries; Outstanding Stock

Subsidiary
Resource Holdings, Inc. owns 99.99% of the capital stock of RHI Mineração Ltda., its only subsidiary.

Stockholders

All of the issued and outstanding common stock of Resource Holdings, Inc. is owned by the stockholders of Resource Holdings, Inc. in the amounts set forth in the attached Stock Ledger of Resource Holdings, Inc.

Stock Options
Options to purchase 5,250,000 shares of common stock have been granted under the Resource Holdings, Inc. 2010 Equity Incentive Plan.  The following table sets forth the option holders as of the date hereof:

Employee or Consultant	Number of shares of common stock underlying the Stock Options
Michael Campbell	2,250,000
Cristiano Ruy	2,000,000
John Whitcomb Kennedy	500,000
Dean Skupen	250,000
Helio Tavares	250,000
Total	5,250,000

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EXECUTION FORM

Schedule 4.15

 Insurance

At least $6,000,000 Key Man Insurance Policy for Reginaldo Luiz de Almeida Ferreira to be effective within 90 days of Closing.

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EXECUTION FORM

Schedule 6.4

Insurance

At least $6,000,000 Key Man Insurance Policy for Reginaldo Luiz de Almeida Ferreira to be effective within 90 days of Closing.

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